AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 1998

                                                      REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                  -------------

                              INFINITE GROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)

             Delaware                                        52-1490422
    (State or Other Jurisdiction                          (I.R.S. Employer
        of Incorporation or                                Identification
           Organization)                                       Number)

                              Clifford G. Brockmyre
                              Infinite Group, Inc.
                                 2364 Post Road
                                Warwick, RI 02886
                                 (401) 738-5777

               (Address, Including Zip Code, and Telephone Number,
             Including Area Code, of Registrant's Executive Offices)

                          -----------------------------

                              Clifford G. Brockmyre
                              Infinite Group, Inc.
                                 2364 Post Road
                                Warwick, RI 02886
                                 (401) 738-5777

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

                  Please send copies of all correspondence to:

                              Kenneth S. Rose, Esq.
                       Morse, Zelnick, Rose & Lander, LLP
                                 450 Park Avenue
                          New York, New York 10022-2605
                          Telephone No. (212) 838-5030
                             Fax No. (212) 838-9190

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

                              --------------------

      If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box |_|.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box |X|.

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------
                                      Proposed           Proposed
   Title of Each                      Maximum            Maximum          Amount of
Class of Securities  Amount to be  Offering Price   Aggregate Offering  Registration
 To be Registered     Registered      Per Share           Price             Fee(1)
------------------------------------------------------------------------------------
Common Stock             (2)            (2)                (2)           $100.00
$.001 par value
====================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.

(2) Includes an indeterminate number of shares of Common Stock in connection with market making transactions in such securities by H.J. Meyers & Co., Inc.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

==============================================================================

                    SUBJECT TO COMPLETION, DATED JUNE 30, 1998


                                   PROSPECTUS

                              INFINITE GROUP, INC.

                                    Shares of

                          Common Stock, $.001 Par Value

                                ----------------

      This Prospectus will be used by H.J. Meyers & Co., Inc. in connection with offers and sales iN market-making transactions in the Common Stock, par value $.001, of Infinite Group, Inc. (the "Company"). H.J. Meyers & Co., Inc. may act as a principal or agent in such transactions. The Common Stock may be offered in negotiated transactions or otherwise. Sales will be made at prices related to prevailing market prices at the time of sale.

      None of the proceeds from the sale of Common Stock hereunder will be received by the Company.

                        ---------------------------------

            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                          See "Risk Factors" at page 5.

                        ---------------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
    AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION PASSED UPON
        THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the shares to any person or by anyone in any jurisdiction in which such offer or solicitation may not lawfully be made.

              The date of this Prospectus is               , 1998.

                              AVAILABLE INFORMATION

      The Company is subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission by the Company may be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained from the web site that the Commission maintains at http://www.sec.gov. Copies of these materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal offices in Washington, D.C., set forth above.

      The Company has filed a Registration Statement on Form S-3 (including all amendments and supplements thereto, the "Registration Statement") with the Commission under the Securities Act with respect to the Shares offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits filed therewith, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of such documents are not necessarily complete and, in each instance, reference is made to the Registration Statement or to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement and the exhibits thereto can be obtained upon payment of a fee prescribed by the Commission or may be inspected free of charge at the public reference facilities and regional offices referred to above.

                           REPORTS TO SECURITY HOLDERS

      The Company intends to furnish to its stockholders annual reports containing audited financial statements. In addition, the Company is required to file periodic reports on Forms 8-K, 10-QSB and 10-KSB with the Commission and make such reports available to its stockholders.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference:

      (1) Annual Report on Form 10-KSB, as amended (the "Form 10-KSB") for the fiscal year ended December 31, 1997 filed pursuant to the Exchange Act;

      (2) Quarterly Report on Form 10-QSB, as amended for the quarter ended March 31, 1998 filed pursuant to the Exchange Act; and

      (3) Proxy Statement dated November 13, 1997, filed pursuant to Section 14 of the Exchange Act.

      Each document filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

      The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document incorporated by reference in this Prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Infinite Group, Inc. 2364 Post Road, RI 02886 (401) 738-5777
Attention: Daniel Landi, Secretary.

                           FORWARD-LOOKING STATEMENTS

      Certain statements made in or incorporated by reference to this Registration Statement on Form S-3 are "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the plans and objectives of management for future operations. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements made in or incorporated by reference to this Form are based on current expectations that involve numerous risks and uncertainties. The Company's plans and objectives are based, in part, on assumptions involving the growth and expansion of business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements made in or incorporated by reference to this Form will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements made in or incorporated by reference to this Form, particularly in view of the Company's early stage of operations, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Prospectus and the documents incorporated herein by reference. Investors should carefully consider the information set forth under "Risk Factors" prior to making an investment in the shares offered hereby.

                                   THE COMPANY

      The Company was organized pursuant to the laws of the State of Delaware on October 14, 1986. On January 7, 1998, the Company changed its name to Infinite Group, Inc. from Infinite Machines Corp. Its executive offices are located 2364 Post Road, Warwick, Rhode Island 02886; telephone number and its telephone number is (401) 738-5777.

                                  THE OFFERING

Common Stock outstanding..................   13,377,516 shares.

NASDAQ Symbol ............................   IMCI

Use of Proceeds(1) .......................   None of the proceeds from the sale
                                             of Common Stock offered hereby will
                                             be received by the Company.

Risk Factors .............................   An investment in the Securities
                                             offered hereby is speculative and
                                             involves a high degree of risk.
                                             This Prospectus contains
                                             forward-looking information which
                                             involves risk and uncertainties.
                                             The Company's actual results could
                                             differ materially from those
                                             anticipated by such forward-looking
                                             information as a result of various
                                             factors, including those discussed
                                             under "Risk Factors" in this
                                             Prospectus. See "Risk Factors."

----------
(1) This Prospectus is being utilized by H.J. Meyers & Co., Inc. in connection with offers and sales in market-making transactions in the Company's Common Stock. Accordingly, the Company will not receive any proceeds from the transactions contemplated hereby.

                                  RISK FACTORS

      An investment in the securities offered hereby is highly speculative and subject to a high degree of risk and only those who can bear the risk of the entire loss of their investment should participate. Prospective investors should carefully consider the following factors, in analyzing this offering.

Accumulated Deficit; Working Capital Deficit; Independent Auditor's Report Comments Regarding Company's Ability to Continue as a Going Concern; Need For Additional Financing

      At December 31, 1997, the Company had an accumulated deficit of $17,296,766. The Company also experienced approximately $417,000 and $4.3 million of operating losses, respectively, during the three months ended March 31, 1998 and the year ended December 31, 1997. No assurance can be given that the Company will not continue to incur operating losses. There can be no assurance that the Company will ever have significant revenues or achieve profitable operations. The Company requires additional working capital to fund its operations. There is no assurance that the Company will be successful in its capital raising efforts, the failure of which may require the Company to scale back its operations. The Company current working capital will, in management's belief, be adequate to fund operations at current levels for six months following the date of this Prospectus.

Possibility of Delays or Inability to Sell and Deliver Initial Product and Proposed Products

      The Company has been engaged in product development since its formation in October 1986. Potential investors should be aware of the problems, delays, expenses and difficulties encountered in product development, many of which may be beyond the Company's control. These include, but are not limited to, unanticipated problems relating to product development, testing, regulatory compliance, manufacturing delays and costs, the competitive and regulatory environment in which the Company plans to operate, marketing problems and additional costs and expenses that may exceed current estimates. There can be no assurance that the Company's products or services will prove to be commercially viable or can be successfully marketed, or that the Company will ever achieve significant revenues.

Liquidity Problems; Additional Financing Requirements

      The Company currently lacks the liquid assets to discharge its operating expenses. In the past the Company has met its capital and operating requirements through public and private sales of equity and through borrowings from a shareholder and unaffiliated lenders. The Company's continued operations will depend upon revenues, if any, from operations and the availability of equity or debt financing. The Company has no commitments for additional financing. Further, there can be no assurance that the Company will be able to generate levels of revenues and cash flows sufficient to fund operations or that the Company will be able to obtain additional financing on satisfactory terms, if at all. If such be the case the Company would be forced to curtail or even suspend its remaining operations.

Vulnerability of Service Businesses

      The Company's sole revenues are generated by the services offered by the Company's divisions, namely, laser contract material processing services and laser consulting services. Most of these services are being rendered under short-term contracts which can be terminated or not renewed by the party or parties receiving the services. In addition, the business of providing services is always subject to interruptions by external factors, such as customer's eliminating products, unavailability of materials or customer's developing internal capacity to perform specialized laser services, which can further impair revenues. For all of these reasons there can be no assurance that the Company's revenues from its service businesses will improve or even that its existing revenues will be maintained.

Uncertainty of Laser Business

      The Company's current laser business is subject to a number of risks including the need for additional financing to fund acquisitions and expansion, technical obsolescence of its processes and equipment, increased competition and dependence upon, and need for, qualified personnel. There is no assurance that the Company's current laser business will operate profitable in future periods.

Dependence Upon, and Need for, Key Personnel; Possible Adverse Effect if Key Personnel Are Not Retained

      The Company's success will depend, in large part, on its continued ability to attract and retain highly qualified engineering, marketing and business personnel. Competition for qualified personnel may be intense and the Company will be required to compete for such personnel with companies having substantially greater financial and other resources. The Company's inability to attract and retain such personnel could have a material adverse effect upon its business. Further, the Company is dependent on certain management personnel for the operation and development of its business, particularly Clifford G. Brockmyre, the President, Chief Executive Officer and a principal beneficial shareholder of the Company. The Company does not maintain key man insurance on the life of Mr. Brockmyre, or any of its other officers or employees. The loss or a reduction in the time devoted by Mr. Brockmyre to the Company's business could have a material adverse effect on the Company's business.

Intense Competition and Rapid Technological Change

      The Company is engaged in rapidly evolving and highly competitive fields. Competition is intense and expected to increase. Most of the companies in competition with the Company have substantially greater capital resources, research and development staffs, facilities and experience in the furnishing of services. These companies, or others, could undertake extensive research and development in laser technology and related fields which could result in technological changes not yet adopted by the Company. There can be no assurance that the Company's competitors will not succeed in developing technologies in these fields which will enable them to offer laser services more advanced and less costly than any offered by the Company or which could render the Company's technologies obsolete.

Lack of Patent Protection; Patent Infringement

      The Company holds no patents for its technology or products. The Company employs various methods, including confidentiality agreements with employees to protect its proprietary know-how. Such methods may not afford complete protection, however, and there can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known to or independently developed by competitors. If patent applications are filed by the Company, there can be no assurance that any patents will be granted, or that if granted such patents would provide the Company with meaningful protection from competition. In addition, there can be no assurance that the application of the Company's technologies will not infringe upon the patent rights of others. The Company has not conducted any patent searches or obtained an opinion of patent counsel regarding its technologies. The Company may be forced to expend substantial resources if it is required to defend against any such infringement claims.

Control of the Company

      The officers, directors and principal shareholders of the Company control an aggregate of approximately 60% of the Company's outstanding Shares, and thus are effectively able to elect all of the Company's directors and to control the affairs of the Company.

Loss Carryforward

      At December 31, 1997, the Company had approximately $13.6 million in available net operating losses for federal tax reporting purposes which may be carried forward to offset future years taxable income subject to certain limitations. Due to a greater than 50% change in stock ownership during 1993 the utilization of net operating loss carryforward generated to the date of such change is limited. Moreover, other shareholder changes including the possible issuance by the Company of additional shares in one or more financings may further limit the utilization of the operating loss carryforward.

Issuance of Preferred Stock Barriers to Takeover.

      The Board of Directors may issue one or more series of Preferred Stock without any action on the part of the stockholders of the Company, the existence and/or terms of which may adversely affect the rights of holders of Common Stock. Further, the issuance of Preferred Stock may be used as an "anti-takeover" device without further action on the part of the stockholders. Issuance of Preferred Stock, which may be accomplished through a public offering or a private placement to parties favorable to current management, may dilute the voting power of holders of Common Stock (such as by issuing Preferred Stock with super voting rights) and may render more difficult the removal of current management, even if such removal may be in the stockholders' best interest.

Absence of Dividends.

      The Company does not expect to pay cash or stock dividends on its Common Stock in the foreseeable future. To the extent the Company has earnings in the future, it intends to retain such earnings in the business operations of the Company.

Limitation on Director Liability.

      As permitted by the Delaware General Corporation Law ("DGCL"), the Company's Certificate of Incorporation limits the liability of directors to the Company or its shareholders for monetary damages for breach of a director's fiduciary duty, except for liability in four specific instances. These are for
(i) any breach of the director's duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) unlawful payments of dividends or unlawful stock purchases or redemption's as provided in Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit. As a result of the

Company's charter provision and the DGCL, shareholders may have more limited rights to recover against directors for breach of fiduciary duty.

Delaware Anti-Takeover Statute; Issuance of Preferred Stock; Barriers to
Takeover.

      The Company is a Delaware corporation and is subject to the prohibitions imposed by Section 203 of the DGCL, which is generally viewed as an anti-takeover statute. In general, this statute prohibits the Company from entering into certain business combinations without the approval of its Board of Directors and, as such, could prohibit or delay mergers or other attempted takeovers or changes in control with respect to the Company. Such provisions may discourage attempts to acquire the Company. In addition, the Company's authorized capital consists of thirty-one million shares of capital stock of which thirty million shares are designated as Common Stock and one million shares are designated as Preferred Stock. No class other than the Common Stock is currently designated and there is no current plan to designate or issue any such securities. The Board of Directors, without any action by the Company's shareholders, is authorized to designate and issue shares in such classes or series (including classes or series of Preferred Stock) as it deems appropriate and to establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. The rights of holders of Preferred Stock and other classes of Common Stock that may be issued, may be superior to the rights granted to the holders of the existing classes of Common Stock. Further, the ability of the Board of Directors to designate and issue such undesignated shares could impede or deter an unsolicited tender offer or takeover proposal regarding the Company and the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of Common Stock. Issuance of Preferred Stock, which may be accomplished through a public offering or a private placement to parties favorable to current management, may dilute the voting power of holders of Common Stock (such as by issuing Preferred Stock with super voting rights) and may render more difficult the removal of current management, even if such removal may be in the stockholders' best interests. Any such issuance of Preferred Stock could prevent the holders of Common Stock from realizing a premium on their shares.

Authorized or Outstanding Options and Warrants

      As of the date of this Prospectus there outstanding options to purchase 559,526 shares of Common Stock pursuant to the Company's stock option plans at exercise prices ranging from $1.38 to $3.00 and outstanding Common Stock purchase warrants to purchase 228,820 shares of Common Stock at exercise prices of $1.00 to $8.70, and a weighted average exercise price of $6.57. To the extent that the outstanding stock options and warrants are exercised, dilution to the interest of the Company's shareholders will occur. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of the outstanding options and warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the outstanding options and warrants.

Possible Delisting of Common Stock from Nasdaq System

      The Company's Common Stock is currently listed on the Nasdaq Small Cap Market. The continued listing criteria for the Nasdaq Small Cap Market include, among other things, $2 million in net tangible assets, a public float of 500,000 shares with a market value equal to $1 million, two market makers and a minimum bid price of $1 per share of Common Stock. While the Company currently meets each of the continued listing requirements of the Nasdaq Small Cap Market system, there is no assurance that it will continue to meet such requirements. Accordingly, no assurance can be given that the Company's securities will continue to be listed on the Nasdaq Small Cap Market.

"Penny Stock" Regulations May Impose Certain Restrictions on Marketability of Securities.

      The Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions. If the Securities offered hereby are removed from listing on NASDAQ at any time following the Effective Date, the Securities may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such Securities to persons other than established customers and accredited investors (generally, those persons with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of the Securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Securities and may affect the ability of purchasers in this offering to sell the Securities in the secondary market.

Risks Associated with Forward-Looking Statements Included in this Prospectus.

      This Prospectus contains certain forward-looking statements regarding the plans and objectives of management for future operations. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. The Company's plans and objectives are based, in part, on assumptions involving the continued expansion of business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, particularly in view of the Company's early stage operations, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                                   THE COMPANY

The following is a brief summary of the Company's business. Reference is made to the information contained in (a) Item 1 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996, as amended, and the financial statements and notes contained therein, and (b) the Company's Quarterly Reports and other reports incorporated herein by reference for a more thorough presentation of the Company's business and financial condition.

      Infinite Group, Inc., (the "Company") does business in the fields of laser material processing, advanced manufacturing methods, and laser-application technology. Laser Fare is the main operating subsidiary, which is wholly owned and was acquired in July 1994 for stock. Additionally, Infinite has two operating divisions of Laser Fare, the Advance Technology Group ("ATG"), engaged in contract research and development, and ExpressTool Corp., ("ExpressTool"), created to exploit high productivity production tooling and rapid manufacturing. The Company is also the largest shareholder of Spectra Science, which was formed in August 1996.

                               RECENT DEVELOPMENTS

Change in Officers.

      Effective January 1, 1998, Clifford G. Brockmyre was appointed to the position of Chief Executive Officer of the Company.

Recent Financing Transactions

      In June 1998, the Company consummated a financing transaction whereby its Chief Executive Officer and President, Clifford G. Brockmyre, loaned to the Company an aggregate of $1 million. The note evidencing the loan is for a term of fifteen years and bears interest at the rate of 9.0% for the first twelve months and adjusts annually thereafter to a rate equal to the one-year T-Bill rate plus 3.5%. Mr. Brockmyre also loaned the Company $250,000 earlier this year. In consideration for the loans, the Company granted to Mr. Brockmyre warrants to purchase 2,680,000 shares of Company Common Stock exercisable at $1.12 per share. In the event the notes are prepaid within the first year, up to one-half of such warrants are cancelable.

                                 USE OF PROCEEDS

      This Prospectus is being utilized by H.J. Meyers & Co. Inc. in connection with offers and sales in marketing making transactions in the Common Stock of the Company. Accordingly, the Company will not receive any proceeds of the transactions contemplated hereby.

                              PLAN OF DISTRIBUTION

      This Prospectus will be used by H.J. Meyers & Co. Inc. in connection with offers and sales in market-making transactions in the Common Stock of the Company. H.J. Meyers & Co. Inc. may act as a principal or agent in such transactions. The Common Stock and Warrants may be offered in negotiated transactions or otherwise. Sales will be made at prices related to prevailing market prices at the time of sale. H.J. Meyers & Co. Inc. has no obligation to make a market in the Common Stock and may discontinue its market-making activities at any time without notice, in its sole discretion. Northeast Hampton Holdings, LLC, an affiliate of H.J. Meyers & Co. Inc. is a principal shareholder of the Company.

             CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION

Limitation of Director Liability; Indemnification

      The Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches which constitute gross negligence. By its terms and in accordance with the Delaware General Corporation Law, however, this provision does not eliminate or limit the liability of a director of the Company (i) for breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to unlawful payments or dividends or unlawful stock repurchases or redemptions), (iv) for any improper benefit or (v) for breaches of a director's responsibilities under the Federal securities laws.

      The Company' Certificate of Incorporation also provides that each director or officer of the Corporation serving as a director or officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law, against all expense liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith.

Section 203 of Delaware General Corporation Law

      The Company is governed by the provisions of Section 203 of the General Corporation Law of Delaware, an anti-takeover law enacted in 1988. In general, the law prohibits a Delaware public corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interest stockholder, unless it is approved in a prescribed manner. As a result of Section 203, potential acquirors of the Company may be discouraged from attempting to effect acquisition transactions with the Company thereby possibly depriving holders of the Company's Securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

      The validity of the securities offered hereby will be passed upon for the Company by Morse, Zelnick, Rose & Lander, LLP, 450 Park Avenue, New York, New York 10022.

                                     EXPERTS

      The financial statements of the Company for the year ended December 31, 1997 incorporated in this Prospectus by reference to the Form 10-KSB have been so incorporated in reliance on the report of Freed Maxick Sachs & Murphy, PC independent accountants, given on the authority of such firms as experts in accounting and auditing.

                                 TRANSFER AGENT

      The Transfer Agent and Registrar for the Shares is American Stock Transfer Company, 40 Wall Street, 46th Floor, New York, New York 10005.

      No dealer, salesperson or any other person has been authorized to give any information or to make any representation not contained in this Prospectus with respect to the offering made hereby. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person or by anyone in any jurisdiction in which such offer or solicitation may not lawfully be made. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the information set forth herein or in the business of the Company since the date hereof.

                             ----------------------

                                TABLE OF CONTENTS
                                                                            Page
Available Information .....................................................    2
Reports to Security Holders ...............................................    2
Incorporation of Certain Documents
  by Reference ............................................................    2
Forward-Looking Statements ................................................    3
Prospectus Summary ........................................................    4
Risk Factors ..............................................................    5
The Company ...............................................................   10
Recent Developments .......................................................   10
Use of Proceeds ...........................................................   10
Plan of Distribution ......................................................   10
Certain Provisions of the Certificate
  of Incorporation and By-Laws ............................................   11
Legal Matters .............................................................   11
Experts ...................................................................   12
Transfer Agent ............................................................   12

                             Shares of Common Stock




                              INFINITE GROUP, INC.


                             ______________________

                                   PROSPECTUS
                             ______________________

                                           , 1998

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

      Expenses in connection with the issuance and distribution of the securities being registered hereunder other than underwriting commissions and expenses, are estimated below. The Selling Stockholders will not pay any of these expenses.

SEC Registration Fee                                       $    100
Printing expenses                                          $    300*
Accounting fees and expenses                               $  1,000*
Legal fees and expenses                                    $  3,000*
Miscellaneous expenses                                     $    600*
      Total                                                $  5,000*
                                                           =========

* estimated

Item 15.  Indemnification of Directors and Officers

      Sections 145 of the Delaware General Corporation Law grants to the Company the power to indemnify the officers and directors of the Company, under certain circumstances and subject to certain conditions and limitations as stated therein, against all expenses and liabilities incurred by or imposed upon them as a result of suits brought against them as such officers and directors if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful.

      The Company's certificate of incorporation provides as follows:

      "NINTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

      TENTH: (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the

Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law requires, the payment of such expenses incurred by a director or officer (in his or her capacity as a director or officer and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

      (b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

      (c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

      (d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the

Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law."

Item 16. Exhibits

Exhibit No.       Description
-----------       -----------

5.1 Opinion of Morse, Zelnick, Rose & Lander, LLP as to legality of the securities being registered.*

23.1              Consent of Freed Mexick Sachs & Murphy, PC*

23.2              Consent of Morse, Zelnick, Rose & Lander, LLP (included in
                  Exhibit 5.1)

24.1              Power of Attorney (included in signature page)*

----------
*     Filed herewith.

Item 17. Undertakings

      A.    The undersigned Registrant hereby undertakes to:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

      (i) Include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit of proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Warwick, Rhode Island on the 30th day of June, 1998.

                                          INFINITE GROUP, INC.


                                      By: /s/ Clifford G. Brockmyre
                                          --------------------------------------
                                          Clifford G. Brockmyre
                                          President and Chief Executive Officer

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Clifford G. Brockmyre, Kenneth S. Rose, or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on June 30, 1998.

Signatures                        Title
----------                        -----


/s/ Clifford G. Brockmyre         President, Chief Executive Officer
-------------------------         And Director
Clifford G. Brockmyre


/s/ Daniel Landi                  Chief Financial Officer (principal
-------------------------         financial and accounting officer)
Daniel Landi


/s/ Paul Watson                   Director
-------------------------
Paul Watson


/s/ Robert Sherwood               Director
-------------------------
Robert Sherwood

-------------------------         Director
Michael Smith